Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

CALLAWAY GOLF COMPANY

Callaway Golf Company (the “Corporation”), a corporation organized and existing under the law of the State of Delaware, hereby certifies as follows:

1.    That the name of the Corporation is Callaway Golf Company. The Corporation’s original Certificate of Incorporation was filed with the Secretary of State on May 7, 1999.

2.    That this Certificate of Amendment to the Certificate of Incorporation amends the provisions of the Certificate of Incorporation of the Corporation, as heretofore amended or supplemented (the “Certificate of Incorporation”), and has been duly adopted by the Corporation’s Board of Directors and a majority of the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

3.    That the Certificate of Incorporation is hereby amended by deleting Article XI in its entirety.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Certificate of Incorporation to be signed by its duly authorized officer this 12th day of May, 2020.

By:	/s/ Sarah E. Kim
Name:	Sarah E. Kim
Title:	Vice President, General Counsel and Corporate Secretary